EXHIBIT 99.01

News Release

Andrea Prochniak, Investors	Jonathan Freedman, Media
212.756.4542	212-823-2687
andrea.prochniak@alliancebernstein.com	Jonathan.Freedman@alliancebernstein.com

ALLIANCEBERNSTEIN L.P. COMPLETES PURCHASE OF CPH CAPITAL

Deal brings complementary global core equity strategies with distinctive investment approach and strong long-term track record

New York, June 23rd, 2014—AllianceBernstein L.P. (AllianceBernstein), a global investment management firm with $466 billion in assets under management as of May 31, 2014, announced today that it has completed the acquisition of CPH Capital Fondsmaeglerselskab A/S (“CPH Capital”), a global core equity investment manager based in Copenhagen, Denmark. CPH Capital manages approximately $3 billion in global equity strategies for institutional and retail clients.  Beginning next month, AllianceBernstein will market the CPH Global Core Equity strategy as a Luxembourg-based UCITS fund and in separate accounts.

The six-member CPH investment team, which is led by David Dalgas, and also includes senior team members Klaus Ingemann and Kenneth Graversen, will remain in place and continue to manage their strategies as they have previously. These team members have worked together for more than a decade and have consistently demonstrated a strong track record of success across market environments.

“CPH Capital’s investment strategies are an excellent complement to our already strong, diverse and global equity platform,” said Sharon Fay, Head and Chief Investment Officer of Equities at AllianceBernstein. “They bring an investment approach that combines active stock selection with rigorous risk management. The resulting portfolios exhibit high active share and remarkably consistent alpha. I’m confident that having the CPH Capital investment team on board will bolster our ability to serve our clients.”

About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private clients in major world markets.

At March 31, 2014, AllianceBernstein Holding L.P. owned approximately 35.8% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 63.6% economic interest in AllianceBernstein.

Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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